Exhibit 99.1

Red Robin Gourmet Burgers Announces the Acquisition of Franchise Restaurants in Washington

Greenwood Village, CO — (BUSINESS WIRE) — July 11, 2006 — Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today announced that it has closed on the acquisition of 11 of the 13 franchised Red Robin® restaurants in the state of Washington effective July 10, 2006. The franchised restaurants were owned by various partnerships affiliated with Great Western Dining, the former manager of the restaurants. The net proceeds paid at the initial closing were approximately $33.5 million, which were paid in cash drawn under the Company’s existing credit facility, plus the assumption of approximately $1.2 million of negative net working capital.

Effective July 10, 2006, the Company also assumed management of the remaining two restaurant locations owned by the Washington franchisees under a management services agreement. The Company expects to close on the remaining two restaurants assuming finalization of acceptable lease terms with the landlords of each of those properties.

Outlook

The acquisition is expected to add between $25 million and $26 million of net revenue, and between $0.04 and $0.05 per diluted share to earnings for the remainder of 2006 excluding any acquisition-related one-time charges. The Company expects to record a one-time, non-cash charge of approximately $0.07 to $0.09 per diluted share relating to the termination of franchise agreements for certain of the restaurants that operated at a royalty rate lower than current market royalty rates. For accounting purposes, the financial results from all 13 restaurants will be consolidated in the Company’s financial results from the effective date of July 10, 2006 forward.

For the full year 2006, which is a 53-week year, the Company has updated its full year revenue expectation to between $615 million and $623 million, and its full year net income expectation of between $1.74 and $1.83 per diluted share, including the impact of stock compensation expenses, but excluding the one-time non-cash charge. The stock compensation expense for the full year of 2006 is now expected to be between $0.22 and $0.23 per diluted share. Including the one-time non-cash charge, estimated to be between $0.07 and $0.09 per diluted share, the Company’s GAAP basis full year 2006 earnings per diluted share are estimated to be between $1.67 and $1.74. These full year projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5% to 3.5% and the opening of 30 to 32 new Company-owned restaurants and the opening of 15 to 17 new franchised restaurants. Of these new restaurants, 17 new Company-owned restaurants have opened and 15 are under construction, while 6 franchised restaurants have opened and 9 are under construction.

Upcoming Presentation

As previously announced, the Company will be presenting at the CIBC World Markets 6th Annual Consumer Growth Conference in Boston, Massachusetts on Tuesday, July 11, 2006 at

1:10 p.m. ET. The investor presentation will be webcast live from the investor relations portion of the Company’s website at www.redrobin.com.

About Great Western Dining

Great Western Dining was founded in 1981 and was principally owned by Marc Zanner and Dick Radloff when they opened their first Red Robin franchise. Under various partnerships affiliated with Great Western Dining, the company grew to operate 13 franchised Red Robin® restaurants in Western Washington.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers, Inc. (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with Bottomless Steak Fries™, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are currently 322 Red Robin® restaurants, 191 corporate locations and 131 franchised Red Robin® restaurants, across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “expects,” “believes,” “assumptions,” “expectation”  “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to consummate the acquisition of the remaining two restaurants; finalization of purchase price and purchase accounting adjustments; our ability to integrate the acquired restaurants and operate them as expected; our ability to achieve and manage our planned expansion; effectiveness of our management strategies and decisions; the concentration of our restaurants in the Western United States; lack of market awareness in new markets; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; changes in energy costs; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the assimilation of our new chief executive officer and our new chief financial officer, and the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation;  our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures;  additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy
Integrated Corporate Relations
203-682-8200